Exhibit 4.3
IMPOUNDMENT AGREEMENT
THIS IMPOUNDMENT AGREEMENT, made and entered into this                     day of September, 2006, by and between Agassiz Energy, LLC, a Minnesota limited liability company (hereinafter called the “Issuer”) and Bremer Bank, N.A. (a national banking association) with principal offices in Crookston, Minnesota (hereinafter called the “Impoundment Agent”);
WITNESSETH:
WHEREAS, Issuer has applied to the Commissioner of Commerce for the State of Minnesota (hereinafter called the “Commissioner”), as well as with the U.S. Securities and Exchange Commission and other states, for registration of 58,500,000 membership units for sale to the residents of the State of Minnesota; and
WHEREAS, as a condition of registration of such offering under the Securities Laws of the State of Minnesota, the Commissioner requires that the Issuer provide for the impoundment of the proceeds to be received from such offering of securities; and
WHEREAS, the Issuer and the Impoundment Agent desire to enter into an agreement with respect to the same impoundment of proceeds.
NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto agree as follows:
1.	PROCEEDS TO BE PLACED IN ESCROW: All proceeds received from the sale of the securities subject to this Impoundment Agreement on or after the date hereof shall be paid to the Impoundment Agent within two (2) business days from the date of sale, and deposited by Impoundment Agent in an escrow account. During the term of this Impoundment Agreement, the Issuer shall cause all checks received by it in payment for such securities to be either payable to the Impoundment Agent or endorsed forthwith to the Impoundment Agent.
2.	IDENTITY OF SUBSCRIBERS: The Issuer shall cause to be delivered to the Impoundment Agent two (2) signed counterparts of each Subscription Agreement which shall contain, among other things, the name and address of each subscriber thereto, the date and amount subscribed, and the amount paid, or, in the alternative, shall furnish to the Impoundment Agent with each deposit of funds in the impoundment a list of the persons who have subscribed the money, showing the name, address, date and amount of subscription, and amount of money paid. All proceeds so deposited shall remain the property of the subscriber and shall not be subject to any liens or charges by the Impoundment Agent, or judgments or creditors’ claims against the Issuer until released to the Issuer as hereinafter provided.

3.	DISBURSEMENT OF FUNDS: The disbursements of funds is conditioned upon the receipt by the Impoundment Agent of:
(a)	cash proceeds from unit sales deposited in the escrow account from received and accepted subscriptions for a minimum of $42,500,000 in equity capital in the offering or any subsequent offering;
(b)	a signed commitment letter for the debt financing from a reputable lender with demonstrated ability to fulfill its obligations under the commitment letter in an amount which, when added to the amount of equity proceeds and commitments having been received and all grant proceeds having been received or awarded will yield at least $108,500,000;
(c)	an executed definitive design-build agreement with a reputable design builder with demonstrated ability to fulfill its obligations under the design-build agreement to construct the proposed ethanol plant; and
(d)	written verification that the Company has received all permits necessary to begin construction of its proposed ethanol plant.
The disbursement of funds is further conditioned that, upon the receipt by the Impoundment Agent of a through d, above, the Impoundment Agent notifying the Commissioner in writing of a) the impoundment of such cash proceeds, b) the receipt of the signed commitment letter for the debt financing and c) written verification that the Company has received all permits necessary to begin construction. The Company must also not be subject to any legal orders prohibiting the offering or the construction or operation of the proposed ethanol plan or orders from the Minnesota Department of Commerce, Securities Division, revoking the effectiveness of the registration of the units being offered in the offering. The Commissioner must also be provided either by the Company or the Impoundment Agent with a copy of the executed construction agreement and the written debt financing commitment agreement.
Upon receipt of these items, the Commissioner will determine whether the minimum requirements of impoundment have been met subject to the escrow assets verification of cash proceeds in escrow. The Commissioner will direct the release of fund or return of the proceeds according.
Upon receipt by the Impoundment Agent of written authorization from the Commissioner, then the Impoundment Agent, on demand of the Issuer, shall pay over to the Issuer all impounded funds.
If the specified minimum amount of proceeds have not been impounded during the term of impoundment or any of the other conditions have not been satisfied, then, within three (3) business days after the last day of the term of impoundment, the Impoundment Agent shall notify the Commissioner in writing that the conditions of impoundment have not been satisfied. The Impoundment Agent shall, within a reasonable time, but in no event not more than thirty (30) days after the last day of the term of impoundment, refund to each subscriber at the address appearing on the Subscription Agreement or list of subscribers, or at such other address as shall be furnished to the Impoundment Agent by the subscriber in writing, all sums paid pursuant to the subscription, and shall then notify the Commissioner in writing of such refund.
4.	TERM OF IMPOUNDMENT: This impoundment shall terminate on the three hundred sixty-fifth (365th) day following the effective date of the registration of the Issuer’s securities in the State of Minnesota, unless extended by the consent in writing of the parties hereto and all subscribers to the securities subscribed to date and the Commissioner. Upon termination hereof, whether after extension or otherwise, the Impoundment Agent shall disburse the funds in the impoundment account in the manner and upon the terms directed in paragraph 3 hereof. The Issuer may abandon the sale of securities any time prior to the date above. Upon the receipt of a copy of the Resolution authorizing said abandonment, duly attested to by the Secretary of the Issuer, accompanied by the written consent of the Commissioner, Impoundment Agent shall be authorized to refund the moneys received from the subscribers.
5.	TERMINATION BY REVOCATION OR SUSPENSION: If at any time prior to the termination under paragraph 4 of this Impoundment Agreement, said Impoundment Agent is advised by the Commissioner that the registration to sell securities has been revoked or suspended, said Impoundment Agent shall thereupon return all funds to the respective subscribers.
6.	CONSENT OF COMMISSIONER TO RELEASE FUNDS: No funds shall be released to the Issuer hereunder except upon the express written authorization of the Commissioner. If the Commissioner finds that any conditions of this Impoundment Agreement have not been satisfied, or that any provisions of the Minnesota Securities Laws or regulations have not been complied with, then the Commissioner may withhold such authorization for release of funds by the Impoundment Agent to the Issuer and may direct the Impoundment Agent to return the funds to the subscribers. In making a determination hereunder, the Commissioner may require from the Issuer a statement of all expenses and/or all amounts paid into the escrow, certified by an independent certified public accountant or an officer of the Issuer and any further financial or other information as the Commissioner may deem appropriate or helpful in making such determination.
7.	INSPECTION OF RECORDS: The Commissioner may, at any time, inspect the records of the Impoundment Agent, insofar as they relate to this Impoundment Agreement, for the purpose of determining compliance with and conformance to the provisions of this Impoundment Agreement.
8.	DUTY AND LIABILITY OF THE IMPOUNDMENT AGENT: The sole duty of the Impoundment Agent, other than as herein specified, shall be to receive said funds and hold them subject to release, in accordance with the written instructions of the Commissioner, and the Impoundment Agent shall be under no duty to determine whether the Issuer is complying with requirements of the Commissioner in tendering to the Impoundment Agent said proceeds of the sale of said securities.
The Impoundment Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Impoundment Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document and its sole responsibility shall be to act only as expressly set forth in this Impoundment Agreement. The Impoundment Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Impoundment Agreement unless first indemnified to its satisfaction. The Impoundment Agent may consult counsel in respect of any question arising under this Impoundment Agreement and the Impoundment Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. All funds held by Impoundment Agent pursuant to this Impoundment Agreement shall constitute trust property for the purposes for which they are held and the Impoundment Agent shall not be liable for any interest thereon.
9.	IMPOUNDMENT AGENT’S FEE: The Impoundment Agent shall be entitled to reasonable compensation for its services. The fee agreed upon for services rendered hereunder is intended as full compensation for the Impoundment Agent’s services as contemplated by this Impoundment Agreement; provided, however, in the event that the conditions of this Impoundment Agreement are not fulfilled, or the Impoundment Agent renders any material service not contemplated in this Impoundment Agreement, or there is any assignment of interest in the subject matter of this Impoundment Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Impoundment Agent is made a party to or justifiably intervenes in any litigation pertaining to this Impoundment Agreement, or the subject matter hereof, the Impoundment Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees, occasioned by any delay, controversy, litigation, or event, and the same may be recoverable from the Issuer only.
10.	BINDING AGREEMENT AND SUBSTITUTION OF IMPOUNDMENT AGENT: The terms and conditions of this Impoundment Agreement shall be binding on the heirs, executors and assigns, creditors or transferees, or successors in interest, whether by operation of law or otherwise, of the parties hereto. If, for any reason, the Impoundment Agent named herein should be unable or unwilling to continue as such Impoundment Agent, then the other parties to this Impoundment Agreement may substitute, with the consent of the Commissioner, another Impoundment Agent. Any apportionment of the fees provided for in paragraph 9 will be subject to agreement of the parties.
11.	ISSUANCE OF CERTIFICATES: Until the terms of this Impoundment Agreement have been met and the funds hereunder released to the Issuer, the Issuer may not issue any certificates or other evidences of securities, except subscription agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Impoundment Agreement on the date first above written.

ISSUER:	IMPOUNDMENT AGENT:

AGASSIZ ENERGY, LLC	BREMER BANK, N.A.

By:	By:

Its:	Its:

Accepted for filing:

Commissioner of Commerce

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